UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 5, 2008

CNET Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33915	13-3696170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

235 Second Street

San Francisco, CA 94105

(Address of principal executive offices including Zip Code)

(415) 344-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 7, 2008, George E. Mazzotta will step down as Chief Financial Officer of CNET Networks, Inc. (the “Company”). A copy of the press release announcing this decision is attached hereto as Exhibit 99.1. In connection with Mr. Mazzotta’s resignation, the Executive Agreement effective as of December 20, 2006 between the Company and Mr. Mazzotta will terminate on March 7, 2008.

Zander Lurie, age 34, the Company’s Senior Vice President of Strategy and Development, will become the Company’s Chief Financial Officer effective March 7, 2008. Prior to joining the Company in 2006, Mr. Lurie was an investment banker at JPMorgan in its Technology, Media & Telecom group in New York and San Francisco – from 1999 to 2003 as an associate and from 2003 to 2006 as vice president, in which capacity he led the group’s efforts in the Internet sector. Zander holds a law degree and an M.B.A. from Emory University, and a B.A. in Political Science from the University of Washington.

In connection with Mr. Lurie’s appointment as Chief Financial Officer, effective March 7, 2008, Mr. Lurie’s annual base salary will be $350,000 and his annual target bonus opportunity will be 50% of his annual base salary.

There are no family relationships between Zander Lurie and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company. The Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Zander Lurie, or any member of his immediate family, has a direct or indirect material interest.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2008

CNET NETWORKS, INC.

By:	/s/ Andy Sherman
Name:	Andy Sherman
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 5, 2008.